Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Bonanza Creek Energy, Inc. (the “Company”) with respect to the information from our firm’s audit letters dated January 19, 2016, and January 27, 2017, which set forth the estimates of revenues from Bonanza Creek Energy, Inc.’s oil and gas reserves as of December 31, 2015, and December 31, 2016, respectively, in reliance upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

April 28, 2017